Zelgor

Zelgor is building a Galaxy of Games!



Invest

$0.50 minimum investment

Deadline September 30, 2020
in 20 days

Share Price
$0.50

Total Raised
$78,632

Valuation
$4,199,414

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

> **"The global games industry [is] projected to be worth a quarter of a trillion dollars by 2023."**
>
> *TechCrunch*

Watch Our CEO Discuss the Market Opportunity for Zelgor


John Fanning Jr.

INTRODUCTION

Zelgor is building an entire galaxy of interconnected mobile games, catering to the largest category of gamer: the Noob! For those of you unfamiliar with the word, a Noob is a player or a person who is new to a game and doesn't really know what they're doing. Anyone who has played an online game has probably been called a noob at least once, and that's ok. If you're a Noob, Zelgor is building an entire Universe for you!


NOOBS IN SPACE
Coming Soon



A Nooblet in 3D

MARKET OPPORTUNITY

In the United States, people now spend more time on their phones than they do watching television. According to App Annie, a major mobile analytics provider, people spend almost four hours a day on their mobile devices. And they spend while they're there. Worldwide, people spent $120 billion in the app store last year, and 72% of that was spent on games. That's why App Annie expects the mobile game industry to generate $100 billion in revenue this year, an increase of 16% from 2019's $86 billion figure.

Noob



Noob



Noob



There have been several high-profile success stories in the mobile game space, and investors are taking notice. Niantic's Pokémon GO, for example, has generated more than $2 billion in sales, allowing the company to achieve a $4 billion valuation. Meanwhile, Supercell was able to ride the almost overnight success of Clash of Clans to a $10.2 billion valuation. According to TechCrunch, $9.6 billion was invested in the game space over the last 18 months, which was more than the previous 8 years combined.

The success of the industry is driven by games that are easy to pick up and play right away. The accessibility of smartphones, combined with the simple tap and swipe mechanics of mobile games, make this a perfect game platform for Noobs!

> “Mobile game spending will top $100 billion in 2020”
>
> *VentureBeat*

BUSINESS MODEL

Our goal is to build games with a strong life-time value, while at the same time generating revenue in an effective but non-intrusive manner. That’s why we are using the freemium business model: building games that are free to play, while monetizing through sales of virtual items and merchandising, as well as advertising.

Virtual Items for Sale:

- Avatar customization with costumes and accessories
- Social features, such as dances and emotes
- Noob Squad cosmetics

Merchandise for Sale:

- Clothing and accessories: shirts, hats, bandanas, and more
- Plush toys and action figures
- Stickers and pins

Royalties from Content Expansion:

- Animated shorts and series
- Movies

Platform Expansion and Licensing

- Leveraging the Zelgor platform to build new games and planets
- Licensing the Zelgor platform to other game companies and app developers




SWAG
NOOB

Noob Costume and Accessories

We are not just developing games, but are building a galaxy of stories and a universe of interconnected content. By leveraging cutting-edge technology, players will be able to transfer items across our entire Galaxy of Games.

> **"The Noobs have a real personality that feels new and original. It will be fantastic to see them cross a variety of platforms including games, TV, and movies."**
>
> *Kai Huang*
> *Co-Founder at Red Octane, creators of Guitar Hero*

OUR GAMES

Noobs in Space

Wait, weren't you guys originally building a game called NoobTubez? You're absolutely right! NoobTubez is the game that inspired it all and is currently in development. The progress we've made since our first Netcapital offering has enabled us to expand our Noob universe, and our newest game, Noobs in Space, is almost ready for launch.

Noob



Noob



Noobs in Space is the world's introduction to a race of fun-loving, ambitious, and rambunctious aliens, called Noobs. Led by their genius leader, Major Noob, the Noobs are perpetually flying around exploring the universe, looking for new places to live. Every time the Noobs manage to find a new home, for one reason or another, they always end up having to abruptly leave.

As a Noob in Space, Major Noob has tasked you with exploring new planets. Players fly around the universe as Noobs, discovering new planets and avoiding any obstacle that gets in their way. Players can acquire new Noobs, spaceships, and outfits while they tour the galaxy.

> “Space Noobs are the best kind of Noobs. Their invasion continues… I look forward to exploring new Noob planets, suns, black holes, and quasars.”
>
> *Tim Draper*
> *Founder at Draper Associates/DFJ/Draper University*



7684
1
PlayerName
World 20



Screenshots from Pre-Alpha Gameplay of Noobs in Space

NoobTubez

Our original game, NoobTubez is the story of the Noobs arriving on Earth to take over the world with their super-sophisticated alien technology, the NoobTube.

Combining the best elements of Pokémon GO and Clash Royale, NoobTubez is a paintball-like battle game where players command their squad of Noobs as they fight to control territories in the real world.

Noob



Noob



Noobs launch fruit at each other, using their NoobTube, in an effort to knock out competing Noob Squads and conquer key strategic locations, such as Fenway Park and the White House. Players can team up as Noobs, or battle as rivals (still Noobs), winning real prizes and unlocking new characters along the way.

NoobTubez is our first game that leverages the Zelgor platform; our location-based alternate reality platform that enables us to build immersive game experiences on top of the real world map.

Noobs


NOOB
TUBEZ
A Zelgor
mobile game

DISRUPTOR ENGINE

In order to bring *Noobs in Space* to life, Zelgor is partnering with Disruptor Beam, which is best known for its work with major media franchises such as Game of Thrones and Star Trek. The Noobs will utilize the company's Disruptor Engine, a platform consisting of UI tools, services, and best practices that will enable the Noobs to to speed up production in a quality fashion that scales efficiently.

TEAM





John Fanning

John Fanning Jr graduated from the University of Miami in 2014 with a degree in Entrepreneurship. He founded Zelgor Inc. in 2012 after graduating from Draper University, where he led his team to first place in the month-long business development competition. At Draper U, he finished top 10 in the VC pitch competition with his idea for a GPS-based mobile game that let users take over the real world. Previously, he worked as a web manager for Netgames, where he worked with Assist Software to develop a web-based chess application for their most successful game website, Chess.net.

Phil Fogerite

Phil is a veteran game developer with over 12 years of experience designing and shipping AAA console titles as well as Massive multiplayer Online games-as-a-service. He began his journey with us as a design consultant, but after meeting the Noobs he decided to take on a larger role. As Product Manager, Phil will be leading the Noob takeover of the app stores with focus tests, soft launches, and eventually spearheading the worldwide invasion by our excitable alien friends.



Joyce Zhang

Joyce's passion for art started at a young age sketching with rocks and acorns in the park. Graduating Northeastern in 2013 and armed with more sophisticated tools like Photoshop, Joyce has taken her art career to the next level. Connecting with the Noobs from the instant they stepped on Earth, Joyce is not only our Art Director, but our Ambassador to the Noobs as well. She works with artists overseas to design Noobs, Spaceships, and all things Noob Tubez.



Christopher Potter

Chris' lifelong appetite for gaming stems from the unique entertainment experience that it provides: allowing the user to enter a story, world, and community of the designer's creation. During his time at Wentworth Institute of Technology, he worked for Alliance Game Studio developing the iPad game BlazBlue: Battle Cards. Graduating in 2017 with a bachelor's degree in Computer Science, Chris now puts his skillset into creating the prototype for NoobTubez.

Key Investors & Advisors



Tim Draper

Tim Draper is a top global venture capitalist, having founded Draper Associates, DFJ and the Draper Venture Network. The firms' investments include Coinbase, Robinhood, TwitchTV, Skype, Tesla, Baidu, SpaceX and many others. He was named "Entrepreneur of the World," by the World Entrepreneurship Forum and is listed as one of the top 100 most powerful people in finance by Worth Magazine. He created Draper University of Heroes, which has launched entrepreneurs who have built 350 companies, including NVision (sold for $275 million) and crypto leaders QTUM. In fact, John was one of his first students!



Kai Huang

Kai is a Venture Partner at Idea Bulb Ventures. He is the co-founder and ex-CEO of RedOctane and the co-creator of the Guitar Hero video game franchise, acquired by Activision in June 2006. Kai was also co-founder and CEO of Adux Software, a software company developing solutions for the server appliance market. Prior to Adux Software, he was a consultant with Accenture, where he worked with Fortune 500 clients in the area of supply chain management. Kai holds a BA in Computer Science from the University of California at Berkeley.



Michael Dornbrook

Mike was recruited to Harmonix Music Systems where he served as COO and was responsible for Harmonix's Finance, Administration, Legal, HR, Business Development and Marketing. Harmonix's most famous product, Guitar Hero, became a huge hit, earning critical acclaim and breaking the record for the fastest videogame franchise to hit $1 billion in sales (it went on to sell $3 billion). Rock Band, Harmonix's next franchise, broke this record by hitting $1 billion in sales in just over one year. Mike handled the major deals for the company, including the game publishing contracts, the Chinese manufacturing of all the drums and guitars, and the sale of the company to Viacom for over $700 million, including earnouts, one of the highest prices ever paid for a game developer, yielding the investors up to 220X. Mike serves as Venture Partner & Investment Committee Member at Converge Venture Partners.



Nolan Bushnell

Nolan is a technology pioneer, entrepreneur and scientist. Often cited as the father of the video game industry, he is best known as the founder of Atari Corporation and Chuck E. Cheese Pizza Time Theater. Mr. Bushnell is passionate about enhancing and improving the educational process by integrating the latest in brain science, and truly enjoys motivating and inspiring others with his views on entrepreneurship, creativity, innovation and education. Over the past four decades, Bushnell has been a prolific entrepreneur, founding numerous companies, including: Catalyst Technologies, the first technology incubator; Etak, the first car navigation system whose mapping is still the basis for car navigation systems today; Androbot, a personal robotics company; and ByVideo, the first online ordering system, which allowed customers to order and pay for products from kiosks.

SUCCESS SO FAR



The Many Faces of Major Noob

Our team has made significant strides in bringing the world of Noob Tubez to life. We started by building a mobile platform for location-based and alternate reality game experiences, then integrated several proof-of-concept minigames into the platform. This experience ultimately led us to the Noob Tubez concept and the creation of the Noobs! We've done focus-testing on the game concept and artwork, and we've put together marketing quality characters and animations. We have two games currently in development, NoobTubez and Noobs in Space.

BECOME A PART OF ZELGOR

We'll be using the funds we raise from this offering to:

- Complete development of Noobs in Space
- Begin soft launch in test markets
- Launch in major markets.

If you're not a noob, chances are you know at least a few people who are (Spoiler alert: You are definitely a noob!). At Zelgor, we think it's time we all embrace our inner noob. Now the choice is yours. When Noobs take over the Universe, whose side will you be on?

Noobs



USE OF PROCEEDS

If the offering's maximum amount of $535,000 is raised:

Use	Value	% of Proceeds
Game Development	$120,000	22.4%
Management Salaries	$150,000	28.0%
Software	$60,000	11.2%
3rd party vendors	$148,785	27.8%
Marketing	$30,000	5.6%
Intermediary fees	$26,215	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Zelgor Inc. This offering must raise at least $10,000 by September 30, 2020 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Zelgor may issue additional securities to raise up to $535,000, the offering's *maximum*.

$78,632 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

9,468,828 shares
× $0.50 per share

$4,734,414 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

Financial Statements

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UPDATES

- Feb 26, 2020 • Primary offering of 1,070,000 shares at $0.50
- May 4, 2018 • Annual Report posted to website
- Jul 24, 2017 • Primary offering finalized, selling 376,528 shares
- Apr 28, 2017 • Primary offering of 400,000 shares at $0.25

TRANSACTIONS

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Transaction Log

• • •

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UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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